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                                                                    EXHIBIT 99.1


                      [LETTERHEAD OF SUN HEALTHCARE GROUP]


                                                Contact: Phyllis Goodman (media)
                                                  Marjorie Goldstein (investors)
                                                                  (505) 821-3355


               SUN HEALTHCARE GROUP AND RETIREMENT CARE ASSOCIATES
                   EXTEND TERMINATION DATE OF MERGER AGREEMENT

         Albuquerque, N.M., and Atlanta, Ga., April 6, 1998 - Sun Healthcare Group, Inc. (NYSE:SHG) and Retirement Care Associates, Inc. (NYSE:RCA) announced today that they have amended the terms of their merger agreement. The principal effect of the amendment is to extend the date after which either party may freely terminate the RCA Merger Agreement from March 31, 1998 to June 30, 1998. The amendment also adds as a condition to Sun's obligation to consummate the Merger a requirement that a Memorandum of Understanding entered into in connection with the settlement of certain shareholder litigation involving RCA remain in effect. The boards of directors of Sun and of RCA have each approved the merger agreement amendment.

         Sun originally entered into separate merger agreements with RCA and Contour Medical, Inc. (Nasdaq SmallCap: CTMI) on Feb. 17, 1997. The parties amended the terms of the RCA agreement on May 27, 1997, and both the RCA and the Contour agreements on Aug. 21, 1997 and Nov. 25, 1997.

         RCA owns approximately 65 percent of the outstanding shares of Contour. Sun's merger agreement with Contour has been amended to match the RCA amendment in extending the date after which either party may freely terminate the agreement from March 31, 1998 to June 30, 1998. The parties contemplate closing both transactions in the second quarter of 1998.

         Closing of the transactions is subject to the satisfaction of customary conditions. The RCA acquisition is intended to be accounted for as a pooling of interests. The Contour acquisition is intended to be accounted for as a purchase.

         Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc., is a diversified international long-term care provider. Sun operates long-term and subacute care facilities in the United States, the United Kingdom, Spain, Australia and Germany. Sun also provides therapy and pharmacy services, medical supplies and comprehensive ancillary services to the long-term care industry.



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         Atlanta, Ga.-based Retirement Care Associates, Inc. operates long-term care, independent and assisted living facilities located primarily in the southeastern United States. Contour Medical, Inc. is a national provider of medical supplies for the long-term care industry.

         Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties as detailed from time to time in the company's SEC filings, including Sun's annual report on Form 10-K for the fiscal year ended Dec. 31, 1997.

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